Exhibit 99.1

RIOT BLOCKCHAIN REPORTS RECORD THIRD QUARTER 2021 FINANCIAL RESULTS, CURRENT OPERATIONAL AND FINANCIAL HIGHLIGHTS

CASTLE ROCK, Colo., Nov. 15, 2021 (GLOBE NEWSWIRE) --  Riot Blockchain, Inc. (NASDAQ: RIOT) (“Riot,” “Riot Blockchain” or “the Company”), an industry leader in Bitcoin (“BTC”) mining and hosting, reported financial results for the three month period ended September 30, 2021. The unaudited financial statements are available on Riot’s website and here.

“We are extremely pleased to report another quarter of record financial results,” said Jason Les, CEO of Riot. “These results demonstrate the continuous financial and operational improvements that management is focused on delivering for shareholders. Riot’s technology-focused, vertically integrated strategy significantly de-risks the Company’s future growth plans. Additionally, it enhances future capital efficiencies as technological improvements, such as industrial-scale immersion technologies, are systematically incorporated into future hash rate deployments. With these strengths of Riot at play, the future financial opportunities for the Company are exciting.”

Third Quarter 2021 and Recent Financial Highlights

Riot continues to attain significant milestones and position itself for future opportunities, driven by its focus on Bitcoin mining.

•	Increased total revenue by 2,532% to a record $64.8 million for the three-month period ended September 30, 2021, as compared to $2.5 million for the same three-month period in 2020.
•	Increased mining revenue by 2,099% to a record $53.6 million for the three-month period ended September 30, 2021, as compared to $2.4 million for the same three-month period in 2020.
•	Increased mining revenue margin, computed as cryptocurrency mining net of cost of revenues of cryptocurrency mining (exclusive of depreciation and amortization), to 76% for the three-month period ended September 30, 2021, as compared to 47% for the same three-month period in 2020.
•	Increased mining revenue margin by 6% on a sequential quarter-over-quarter basis to 76% for the third quarter of 2021, as compared to 70% in the second quarter of 2021.

•	Increased BTC production by 482% to a record 1,292 Bitcoin during the three-month period ended September 30, 2021, as compared to 222 Bitcoin during the same three-month period in 2020.
•	Increased BTC production by 91% on a sequential quarter-over-quarter basis, with 1,292 BTC mined in the third quarter of 2021, as compared to 675 BTC mined in the second quarter of 2021.
•	Produced a net loss of $15.3 million for the three-month period ended September 30, 2021, as compared to a net loss of $1.7 million for the same three-month period in 2020. Net loss for the quarter was significantly impacted by non-cash stock-based compensation expense of $36.0 million and a non-cash, unrealized loss of $11.2 million on marketable equity securities.
•	Reported $37.6 million in Adjusted EBITDA for the three-month period ended September 30, 2021, as compared to a net loss of $0.4 in Adjusted EBITDA for the same three-month period in 2020.
•	Substantially all of the current assets as of September 30, 2021, totaling $179.0 million, are highly liquid. As of October 31, 2021, the Company’s unaudited BTC balance stood at 3,995 BTC, all of which were produced by its mining operations.
•	The average BTC price used to calculate Riot’s third-quarter 2021 mining revenues was approximately $41,837.
•	Subsequent to September 30, 2021, the Company successfully completed its previously announced $600 million ATM equity offering (“ATM Offering”).

Third Quarter 2021 Financial Results

Mining revenue margin was $40.6 million (76% of mining revenue), which compares to $1.1 million (47% of mining revenue) for the same three-month period in 2020. The improvements in revenue and mining revenue margin were primarily due to increases in the price of Bitcoin, combined with the greater number and higher efficiencies of the new generation miners currently being deployed, net of increases in the difficulty index associated with solving Bitcoin mining algorithms.

Selling, general, and administrative ("SG&A") expenses increased to $40.3 million, as compared to $2.0 million for the same three-month period in 2020. $36.0 million was attributable to non-cash stock-based compensation, primarily from the Company’s performance RSU program, introduced during the quarter. Net of stock-based compensation, SG&A expenses increased to $4.3 million compared to $1.5 million for the same three-month period in 2020, which was primarily due to increased personnel as a result of the Company’s rapid growth.

Taking into account the year-over-year $40.6 million increase in quarterly mining revenue margin relative to the year-over-year $2.8 million increase in SG&A expenses net of stock-based compensation, the Company is demonstrating increasing positive operating leverage and growing economies of scale.

Net loss for the quarter ended September 30, 2021, was $15.3 million, or ($0.16) per share, as compared to a net loss of $1.7 million, or $(0.04) per share, in the same three-month period in 2020. Net loss for the quarter was significantly impacted by non-cash stock-based compensation expense of $36.0 million and a non-cash, unrealized loss of $11.2 million on marketable equity securities.

Adjusted EBITDA for the quarter ended September 30, 2021, was $37.6 million, as compared to an Adjusted EBITDA loss of $0.4 million for the same three-month period in 2020.

Third Quarter 2021 and Recent Operational Highlights

•	Increased deployed hash rate capacity by 63%, from 1.6 EH/s to 2.6 EH/s.
•	Subsequent to September 30, 2021, deployed approximately 1,600 S19J Pro Antminers at Whinstone and increased hash rate capacity to 2.8 EH/s.
•	Deployed approximately 9,500 S19 Pro Antminers (110 TH) at Whinstone.
•	As of October 31, 2021, the Company had 27,270 miners deployed and 11,500 S19J Pro Antminers in the process of being shipped.
•	Initiated and made substantial progress on a 400 megawatt (“MW”) expansion at Whinstone, with four buildings totaling approximately 240,000 square feet currently under construction.
•	Announced 200 MW of the 400 MW infrastructure expansion is committed to utilizing immersion-cooling technology in Bitcoin mining, which is expected to host approximately 46,000 S19 Antminers from Riot’s already-purchased miner fleet.
•	Subsequent to September 30, 2021, completed a $54 million purchase order with Bitmain Technologies Limited (“Bitmain”) for 9,000 S19j Pro (100 TH/s) miners, with an anticipated delivery and deployment schedule set for May 2022 through October 2022.

Hash Rate Growth

By Q4 2022, Riot anticipates a total self-mining hash rate capacity of 8.6 EH/s, not including any expected incremental productivity gains from the Company’s utilization of 200 MW of immersion-cooling infrastructure and assuming full deployment of approximately 90,150 Antminer ASICs. Approximately 95% of Riot’s self-mining fleet will consist of the latest generation S19 series miner model. Upon full deployment, the Company’s total self-mining fleet is expected to consume approximately 284 MW of energy. In addition to the Company’s self-mining operations, Riot’s Whinstone Facility hosts approximately 200 MW of institutional Bitcoin mining clients.

ATM Offering

As previously disclosed on August 31, 2021, the Company filed a prospectus supplement with the U.S. Securities and Exchange Commission to offer and sell up to $600 million of the Company’s common stock from time to time through the ATM Offering. Subsequent to September 30, 2021, the Company completed the ATM Offering and received the total $600 million in gross proceeds less commissions and offering expenses from the sale of approximately 19.9 million shares of common stock.   Net proceeds will be used to continue accelerating Riot’s growth as well as for general corporate purposes and further strengthening the Company’s balance sheet.

About Riot Blockchain, Inc.

Riot Blockchain (NASDAQ: RIOT) focuses on mining Bitcoin, and through Whinstone, its subsidiary, hosting Bitcoin mining equipment for institutional clients. The Company is expanding and upgrading its mining operations through industrial-scale infrastructure development and latest-generation miner procurement. Riot’s headquarter is located in Castle Rock, Colorado, and the Whinstone Facility operates out of Rockdale, Texas. The Company also has mining equipment operating in upstate New York under a co-location hosting agreement with Coinmint, LLC. For more information, visit www.RiotBlockchain.com.

Safe Harbor

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “will,” “potential,” “hope,” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements may never materialize or may prove to be incorrect.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements due to various risks and uncertainties. These forward-looking statements may include, but are not limited to, statements about the benefits of the acquisition of Whinstone, including financial and operating results, and the Company’s plans, objectives, expectations, and intentions.  Among the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements include, but are not limited to: unaudited estimates of BTC production; our future hash rate growth (EH/s); our expected schedule of new miner deliveries; our ability to successfully deploy new miners; MW capacity under development;  the integration of the businesses of the Company and Whinstone may not be successful, or such integration may take longer or be more difficult, time-consuming or costly to accomplish than anticipated; failure to otherwise realize anticipated efficiencies and strategic and financial benefits from the acquisition of Whinstone; and the impact of COVID-19 on us, our customers, or on our suppliers in connection with our estimated timelines. Detailed information regarding other factors that may cause actual results to differ materially from those expressed or implied by statements in this press release may be found in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and our other filings with the SEC, including, but not limited to the additional risk factors set forth in the Company’s Current Report on Form 8-K filed with the SEC on May 26, 2021, copies of which may be obtained from the SEC’s website at www.sec.gov.  All forward-looking statements included in this press release are made only as of the date of this press release, and the Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.

For further information, please contact:

Riot Blockchain, Inc.
Media Contact:
Trystine Payfer
PR@RiotBlockchain.com

Investor Contact:
Phil McPherson
IR@RiotBlockchain.com
303-794-2000 ext. 110
SOURCE: Riot Blockchain, Inc.

Non-U.S. GAAP Measures of Financial Performance

In addition to consolidated U.S. GAAP financial measures, Riot reviews the non-GAAP financial measure, “Adjusted EBITDA.” Adjusted EBITDA is a financial measure defined as our EBITDA, adjusted to eliminate the effects of certain non-cash and / or non-recurring items, that do not reflect our ongoing strategic business operations. EBITDA is computed as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is EBITDA further adjusted, for certain income and expenses, management believes results in a performance measurement that represents a key indicator of the Company’s core business operations of Bitcoin mining. The adjustments include fair value adjustments such as impairments of cryptocurrencies, gain or losses on sales of cryptocurrencies, derivative power contract adjustments, equity securities value changes, and non-cash stock-based compensation expense, in addition to financing and legacy business income and expense items.

We believe Adjusted EBITDA can be an important financial measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making such adjustments.

Adjusted EBITDA is provided in addition to, and should not be considered to be a substitute for, or superior to, the comparable measure under U.S. GAAP. Further, Adjusted EBITDA should not be considered as alternatives to revenue growth, net income, diluted earnings per share or any other performance measure derived in accordance with U.S. GAAP, or as alternatives to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA has limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing Riot’s results as reported under U.S. GAAP.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP financial metric for historical periods are presented in the table below.

Riot Blockchain, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Information

(Unaudited; in thousands)

	For the Three Months Ended September 30,
	2021	2020
Net income (loss)	$(15,343)	$(1,717)
Interest (income) expense	(40)	(12)
Depreciation and amortization	12,207	1,267
EBITDA	$(3,176)	$(462)
Non-cash/non-recurring operating expense:
Stock-based compensation expense	36,023	467
Acquisition-related costs	552	—
Change in fair value of derivative asset (gain) loss	(7,228)	—
Change in fair value of contingent consideration (gain) loss	259	—
Realized (gain) on sale/exchange of cryptocurrencies	(65)	(385)
Unrealized loss on marketable equity securities	11,151	—
(Gain) loss on sale of equipment	—	5
Other (income) expense	85	2
Other revenue, (income) expense items:
License fees	(25)	(25)
Adjusted EBITDA	$37,576	$(398)